Exhibit 99.1

            WellCare Second Quarter Net Income Grows 58.4%

    TAMPA, Fla.--(BUSINESS WIRE)--Aug. 3, 2005--WellCare Health Plans, Inc. (NYSE:WCG):

    -- Membership increased to 808,000, representing 16% organic growth year-over-year

    -- Second quarter revenues increased to $453.7 million, representing 41% growth year-over-year

    -- Medicare membership growth of 10% in the second quarter and 28% in the first six months

    -- Medical benefits ratio declined to 81.3% for the second quarter

    --  Net income grew 58.4% year-over-year to $14.2 million

    -- WellCare is the sole health plan awarded contracts in all six Georgia regions

    WellCare Health Plans, Inc. (NYSE: WCG) today announced that net income for the second quarter of 2005 increased 58.4% to $14.2 million, or $0.36 per diluted share, based on 38.9 million weighted average shares outstanding, compared with $8.9 million, or $0.28 per adjusted diluted share, in the prior year period. The reported earnings per share includes $0.02 per share of expenses incurred by the Company relating to its Medicare Prescription Drug Plan (PDP) expansion opportunity. Total revenues for the second quarter of 2005 increased 41% to $453.7 million compared with $321.4 million for the second quarter of 2004.
    "Our excellent financial results are driven by our strong organic growth and our effective management of costs and utilization," stated Todd S. Farha, President and Chief Executive Officer of WellCare. "We are leveraging our unique position in both the Medicaid and Medicare markets to continue our rapid growth. We continue to successfully execute our Medicare expansion strategy, driving industry-leading growth. We are also very pleased to have won contracts in all six regions of the state of Georgia for participation in the Healthy Families program."

    Results of Operations for the Second Quarter

    Total Revenue: Total revenue for the second quarter of 2005 increased $132.3 million, or 41%, to $453.7 million compared with $321.4 million for the same period last year, principally attributable to the Company's organic membership growth and the acquisition of Harmony Health Plans in June 2004.
    Medical Benefits Expense: Medical benefits expense for the second quarter of 2005 was $365.8 million, representing 81.3% of premium revenues, compared with $263.8 million, representing 82.2% of premium revenues for the same period last year.
    Selling, General and Administrative Expense: Selling, general and administrative expense was $59.1 million for the second quarter of 2005, representing 13.0% of total revenues, compared with $39.1 million, or 12.2% of total revenues, for the same period last year. The Company continues its investment in Medicare expansion and technology as well as general spending necessary to support its growth strategy, including its investment in the Georgia and PDP opportunities. On an adjusted basis to exclude expenses related to the PDP business, the SG&A ratio was 12.8% for the quarter.
    Net Income: Net income for the second quarter of 2005 was $14.2 million, or $0.36 per diluted share, based on 38.9 million weighted average shares outstanding, compared with $8.9 million, or $0.28 per adjusted diluted share, for the same period last year. Reported earnings per share for the second quarter of 2005 includes $0.02 per share of expenses related to the Company's PDP business.

    Results of Operations for the Six Months

    Total Revenue: Total revenue for the first half of 2005 increased $249.3 million, or 40%, to $872.6 million, compared with $623.3 million for the first half of 2004, principally attributable to the Company's organic membership growth of approximately 16% and the Harmony acquisition.
    Medical Benefits Expense: Medical benefits expense for the six months ended June 30, 2005, was $710.7 million, representing 82.1% of premium revenues, compared with $515.2 million, representing 82.8% of premium revenues for the same period last year.
    Selling, General and Administrative Expense: Selling, general and administrative expense was $110.3 million for the first half of 2005, representing 12.6% of total revenues, compared with $75.9 million, or 12.2% of total revenues, for the same period last year. On an adjusted basis to exclude expenses related to the PDP business, the SG&A ratio was 12.5% for the first half of 2005.
    Net Income: Net income for the six months ended June 30, 2005, was $24.8 million, or $0.64 per diluted share, based on 38.9 million weighted average shares outstanding, compared with $14.8 million, or $0.44 per adjusted diluted share, for the same period last year. Reported earnings per share for the first half of 2005 includes $0.02 per share of expenses related to the Company's PDP business.

    Balance Sheet and Cash Flow Highlights

    As of June 30, 2005, the Company had cash and cash equivalents of $253.5 million as well as investments classified as current assets of $178.1 million. For the six months ended June 30, 2005, the Company's net cash used in operations was $20.8 million on a GAAP basis, which does not include adjustments for the timing of receipt of premiums from our government partners. On an adjusted basis, excluding the change in unearned premiums of $63.2 million and the change in premiums receivable of $12.1 million, cash provided by operations was $54.5 million. The Company believes that excluding changes in unearned premiums and premiums receivable is a better measure of cash flow from operations, as these changes are strictly a function of the timing of cash receipts from federal and state agencies at the end of a period.
    Days in claims payable was 53 at the end of the second quarter of 2005 compared with 54 at the end of the first quarter of 2005.


Membership and Other Operating Statistics:

                                              June 30,  June 30,
                                                2005       2004
                                              --------  --------
     Florida                                   538,000   510,000
     Indiana                                    82,000    35,000
     New York                                   80,000    63,000
     Illinois                                   73,000    59,000
     Connecticut                                34,000    28,000
     Louisiana                                   1,000         -
                                              --------  --------
         Total                                 808,000   695,000
                                              ========  ========

                                              June 30,  June 30,
                                                2005      2004
                                              --------  --------
     TANF                                      589,000   491,000
     S-CHIP                                     80,000    96,000
     SSI                                        60,000    54,000
     FHP                                        20,000    12,000
     Medicare                                   59,000    42,000
                                              --------  --------
          Total                                808,000   695,000
                                              ========  ========


                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                           --------------------  --------------------
                              2005      2004       2005       2004
                           ---------  ---------  ---------  ---------
Medical Benefits Ratio          81.3%     82.2%      82.1%      82.8%
SG&A Expense Ratio              13.0%     12.2%      12.6%      12.2%
Adjusted SG&A Expense Ratio
(excluding PDP expenses)        12.8%     12.2%      12.5%      12.2%


                                              June 30,  March 31,
                                                2005      2005
                                              --------  --------
     Days in Claims Payable                         53        54

    Growth Initiatives

    Georgia: The Company was recently awarded contracts in all six regions of Georgia's Healthy Families program. Georgia will transition approximately 1.1 million Medicaid and S-CHIP beneficiaries to several managed care plans beginning in January 2006. The Company also recently received approval from the Centers for Medicare & Medicaid Services (CMS) to offer Medicare services to beneficiaries in Fulton and Dekalb counties.
    Medicare Expansion: The Company is now actively marketing Medicare Advantage products in 45 counties in six states with a total of 4.7 million eligibles. In addition to the 20 counties added so far in 2005, the Company has applications on file with CMS for expansion into five additional counties to offer Medicare services. If all of these applications are approved, the Company will be active in 50 counties representing five million Medicare eligibles.
    Prescription Drug Plan: The Company has received conditional approval from CMS to offer stand-alone prescription drug plans in all 34 regions under Part D of the Medicare Prescription Drug Improvement and Modernization Act of 2003. During the quarter, the Company incurred expenses of approximately $0.02 per share related to the PDP opportunity. Future PDP-related expenses, specifically those in the fourth quarter of this year, will depend largely on how many Medicare beneficiaries are auto-assigned into the Company's PDP plans and the level of interest in those plans.

    Guidance

    The Company is raising its guidance due to the continued strong performance of its business. For calendar year 2005, the Company now expects revenues of $1.82 to $1.84 billion. On a pro forma basis, excluding the $0.02 per share in expenses incurred during the second quarter for our PDP opportunity and future 2005 expenses related to the Georgia and PDP opportunities, the Company expects net income for calendar year 2005 in the range of $63 to $64 million and pro forma earnings per fully diluted share of $1.61 to $1.63, assuming 39.2 million weighted average shares outstanding. WellCare also announced that it expects third quarter revenues of $470 to $480 million and on a pro forma basis, excluding expenses related to the Georgia and PDP opportunities, net income to be in the range of $18.25 to $18.75 million and earnings per share to be in the range of $0.47 to $0.48, based on 39.0 million shares outstanding. The Company expects to report its earnings per share on a pro forma basis excluding expenses incurred for the Georgia and PDP opportunities and will report each of these investments separately.
    The Company expects to spend $8 to $10 million on the Georgia implementation in the second half of this year, with spending more heavily weighted in the fourth quarter. The Company expects to incur approximately one-third of these expenses in the third quarter, with the remainder expected in the fourth quarter of this year.
    Due to the uncertainties associated with the PDP opportunity, described above, the Company is not issuing guidance at this time with respect to the expenses expected to be incurred related to the PDP business in the second half of 2005. The Company will issue guidance with respect to the PDP opportunity at a future time.

    Adjusted Earnings Per Diluted Share

    Adjusted earnings per diluted share, a non-GAAP financial measure, is calculated giving effect to the Company's change in capital structure effected in connection with its initial public offering. Adjusted earnings per diluted share is reconciled to GAAP net income per common unit in the accompanying condensed consolidated statements of income. Because adjusted earnings per share is not a measurement determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, it may not be comparable to other similarly titled measures of other companies.

    Conference Call

    The live broadcast of WellCare's second quarter conference call will begin at 8:30 a.m. Eastern time on August 4, 2005. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay can be found on the Company's website at www.wellcare.com, under the Investor Relations section, or at www.earnings.com.

    About WellCare Health Plans, Inc.

    WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves approximately 808,000 members in Florida, New York, Connecticut, Illinois, Indiana, Louisiana and Georgia. For more information about WellCare, please visit the Company's website at www.wellcare.com.

    Cautionary Statement Regarding Forward-Looking Statements

    This release contains "forward-looking" statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, including statements related to WellCare's expected 2005 financial results, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare's actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: the potential expiration, cancellation or suspension of WellCare's state or federal contracts; the potential denial by the Centers for Medicare & Medicaid Services of WellCare's expansion or prescription drug plan applications; WellCare's lack of prior operating history, including lack of experience with network providers and health benefits management, in expansion markets or in the prescription drug plan business; WellCare's ability to accurately predict and effectively manage health benefits and other operating expenses; WellCare's ability to accurately estimate incurred but not reported medical costs; risks associated with future changes in healthcare laws; potential reductions in funding for government healthcare programs; risks associated with periodic government premium rate adjustments; regulatory changes or developments, including potential marketing restrictions or sanctions and premium recoupment; potential fines, penalties or operating restrictions resulting from regulatory audits, examinations, investigations, or other inquiries; risks associated with WellCare's acquisition strategy; risks associated with WellCare's substantial debt obligations; and risks associated with WellCare's business operations, including its ability to attract and retain qualified management personnel. Additional information concerning these and other important risks and uncertainties can be found under the captions "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on June 2005, as amended, which contains discussions of the Company's business and the various factors that may affect it.


                      WELLCARE HEALTH PLANS, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
       (Unaudited, in thousands, except per share and unit data)

                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                           --------------------  --------------------
                              2005      2004       2005       2004
                           ---------  ---------  ---------  ---------
Revenues:
 Premium                    $450,188   $320,740   $866,054   $621,990
 Investment and
  other income                 3,488        691      6,503      1,277
                           ---------  ---------  ---------  ---------
   Total revenues            453,676    321,431    872,557    623,267

Expenses:
 Medical benefits            365,804    263,784    710,730    515,219
 Selling, general
  and administrative          59,093     39,121    110,341     75,912
 Depreciation and
  amortization                 2,048      2,026      4,090      3,685
 Interest                      3,566      1,846      6,771      4,111
                           ---------  ---------  ---------  ---------
   Total expenses            430,511    306,777    831,932    598,927
                           ---------  ---------  ---------  ---------

Income before income taxes    23,165     14,654     40,625     24,340
Income tax expense             9,011      5,718     15,831      9,582
                           ---------  ---------  ---------  ---------
Net income                   $14,154      8,936    $24,794     14,758
                           -========             =========

Class A common unit yield                (1,601)               (3,172)
                                      ---------             ---------
Net income attributable
 to common units                         $7,335               $11,586
                                      =========             =========

Net income per share:
 Basic                         $0.38                 $0.66
 Diluted                       $0.36                 $0.64

Net income attributable
 per common unit:
  Basic                                   $0.26                 $0.42
  Diluted                                 $0.23                 $0.36

Adjusted net income
 attributable per common
 share (1):
  Basic                                   $0.32                 $0.51
  Diluted                                 $0.28                 $0.44

Adjusted weighted
 average common shares
 outstanding (1):
  Basic                   37,573,264 22,668,819 37,412,929 22,561,532
  Diluted                 38,856,827 26,228,603 38,874,120 26,214,381

(1) Adjusted net income attributable per share is calculated as net income divided by adjusted weighted average common shares outstanding and reflects the pro forma effects of automatic conversion of all outstanding common units into shares of the Company's common stock effective upon the closing of the Company's initial public offering, but does not include any common stock issued in conjunction with the initial public offering. The Company's historical capital structure is not indicative of its current structure due to the automatic conversion of all units into common stock, the conversion of the Class A Common Unit Yield into common stock, and issuance of new common stock concurrent with the closing of the Company's initial public offering and secondary public offering. Accordingly, historical basic and diluted net income attributable per common unit should not be used as an indicator of the future earnings per common share.

                      WELLCARE HEALTH PLANS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
             (Unaudited, in thousands, except share data)

                                                  June 30,   Dec. 31,
                                                   2005        2004
                                                 ---------  ---------
                                ASSETS
Current Assets:
 Cash and cash equivalents                        $253,495   $397,627
 Investments                                       178,090     75,515
 Premiums and other receivables, net                64,241     52,170
 Prepaid expenses and other current assets           4,138      6,119
 Income taxes receivable                            10,917      1,615
 Deferred income taxes                              10,744     15,362
                                                 ---------  ---------
   Total current assets                            521,625    548,408

Property and equipment, net                         22,408     12,587
Goodwill                                           185,779    180,848
Other intangibles, net                              22,974     25,441
Restricted investment assets                        35,805     31,473
Other assets                                           136        279
                                                 ---------  ---------
   TOTAL ASSETS                                   $788,727   $799,036
                                                 =========  =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Medical benefits payable                         $212,327   $190,595
 Unearned premiums                                     233     63,449
 Accounts payable and accrued expenses              39,895     35,520
 Current portion of long-term debt                   1,600      1,600
                                                 ---------  ---------
   Total current liabilities                       254,055    291,164

Notes payable to related party                      25,000     25,000
Long-term debt                                     156,181    156,901
Deferred income taxes                               16,665     14,818
Other liabilities                                    1,622      2,522
                                                 ---------  ---------
   Total liabilities                               453,523    490,405

Commitments and contingencies

Stockholders' Equity:
 Preferred Stock, $0.01 par value (20,000,000
  authorized, no shares issued or outstanding)
 Common Stock, $0.01 par value (100,000,000
  authorized, 39,161,067 and 38,590,655 shares
  issued and outstanding at June 30, 2005
  and December 31, 2004, respectively)                 392        386
 Paid-in capital                                   232,560    230,804
 Retained earnings                                 102,237     77,444
 Accumulated other comprehensive
  income (expense)                                      15         (3)
                                                 ---------  ---------
   Total stockholders' equity                      335,204    308,631
                                                 ---------  ---------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $788,727   $799,036
                                                 =========  =========

                      WELLCARE HEALTH PLANS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                    Six Months Ended
                                                        June 30,
                                                    2005        2004
                                                  ---------  ---------
Cash from operating activities:
 Net income                                        $24,794    $14,758
 Adjustments to reconcile net income to
  net cash used in operating activities:
   Depreciation and amortization expense             4,090      3,685
   Realized gains on investments                        18         (2)
   Equity-based compensation expense                 1,171      1,322
   Accreted interest                                    80        298
   Deferred taxes, net                               6,465        373
   Provision for doubtful receivables                   --      1,547
   Net gain on loan prepayment                          --     (2,697)
   Changes in operating accounts, net of
    effect of acquisition:
     Premiums and other receivables                (12,071)    (2,809)
     Prepaid expenses and other current assets       2,084     (6,538)
     Medical benefits payable                       21,732      7,240
     Unearned premiums                             (63,216)   (49,489)
     Accounts payable and accrued expenses           4,250      2,822
     Accrued interest                                 (812)      (609)
     Taxes payable                                  (9,302)     1,516
     Other liabilities                                 (53)        --
                                                  --------  ---------
Net cash used in operating activities              (20,770)   (28,583)
                                                  --------  ---------

Cash from investing activities:
 Purchase of business                               (4,931)   (36,542)
 Proceeds from sale and maturities
  of investments, net                               25,719         48
 Purchases of investments                         (128,294)    (5,327)
 Purchases and depositions of
  restricted investments                            (4,332)    (4,886)
 Additions to property
  and equipment, net                               (11,496)    (1,274)
                                                  --------  ---------
Net cash used in investing activities             (123,334)   (47,981)
                                                  --------  ---------

Cash from financing activities:
 Contribution of capital                                --         95
 Proceeds from options exercised                       772         --
 Proceeds from debt issuance, net                       --    159,200
 Payments on debt                                     (800)  (104,792)
                                                  ---------  ---------
Net cash (used in) provided
 by financing activities                               (28)    54,503
                                                  --------  ---------
Net decrease in cash and cash equivalents         (144,132)   (22,061)
Cash and cash equivalents
 at beginning of period                            397,627    237,321
                                                  --------  ---------
Cash and cash equivalents
 at end of period                                 $253,495   $215,260
                                                  ========  =========

Supplemental disclosures
 of cash flow information:
Cash paid for taxes                                $18,671     $4,601
                                                  ========  =========
Cash paid for interest                              $6,841     $6,021
                                                  ========  =========



    CONTACT: WellCare Health Plans Inc.
             Thad Waugh, 813-865-1284
             thad.waugh@wellcare.com